Exhibit 5.1

ATTORNEYS • CIVIL LAW NOTARIES • TAX ADVISERS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111

Amsterdam, 24 July 2025.

To the Company:

We have acted as legal counsel as to Dutch law to the Company in connection with the Offering and the filing of the Prosectus Supplement to the Registration Statement with the SEC. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Company’s Form 6-K, as filed or to be filed with the SEC on 24 July 2025.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A to this opinion letter. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document reviewed by us in connection with this opinion letter.

In rendering the opinions expressed in this opinion letter, we have reviewed and relied upon drafts of the Reviewed Documents, a draft of the Registration Statement and the Prospectus Supplement and pdf copies or drafts, as the case may be, of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Dutch courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Dutch or European competition law, data protection law, tax law, securitisation law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with, or to notify or inform you of, any developments and/or changes of Dutch law subsequent to today’s date. We do not purport to opine on the consequences of amendments to the Reviewed Documents, the Registration Statement or the Corporate Documents subsequent to the date of this opinion letter.

All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Dutch law. The competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter. Any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Dutch law and shall be subject to the general terms and conditions of NautaDutilh. Any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned. No person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Dutch legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Dutch legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.

drafts of documents reviewed by us will be signed in the form of those drafts, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.

if any signature under any document is an electronic signature (as opposed to a handwritten (“wet ink”) signature) only, it is either a qualified electronic signature within the meaning of the eIDAS Regulation, or the method used for signing is otherwise sufficiently reliable;

c.	the Registration Statement has been or will be declared effective by the SEC and the Prospectus Supplement has been filed with the SEC, in each case in the form reviewed by us;

d.

at each Relevant Moment, (i) Ordinary Shares shall have been admitted for trading on a trading system outside the European Economic Area comparable to a regulated market or a multilateral trading facility as referred to in Section 2:86c(1) DCC and (ii) no financial instruments issued by the Company (or depository receipts for or otherwise representing such financial instruments) have been admitted to trading on a regulated market, multilateral trading facility or organised trading facility operating in the European Economic Area (and no request for admission of any such financial instruments to trading on any such trading venue has been made;

e.	the Deed of Incorporation is a valid notarial deed;

f.

(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the validity of the resolutions recorded in the Resolutions and (ii) the Current Articles are the Articles of Association currently in force and as they will be in force at each Relevant Moment;

g.

(i) at each Relevant Moment, the resolutions recorded in the Resolutions shall be in full force and effect, (ii) at each Relevant Moment, the factual statements made and the confirmations given in the Resolutions and in each Deed of Issue shall be complete and correct and (iii) the Resolutions correctly reflect the resolutions recorded therein;

h.	at each Relevant Moment, the authorised share capital (maatschappelijk kapitaal) of the Company shall allow for the issuance of the Registered Shares;

i.	at a Relevant Moment when Offer Shares or Option Shares will be issued, the relevant Deed of Issue shall have been validly signed and executed on behalf of the Company;

j.

at each Relevant Moment, the Company will not have (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), (vii) started or become subject to statutory proceedings for the restructuring of its debts (akkoordprocedure) or (viii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets;

k.

any Registered Securities shall be issued, and any pre-emption rights in connection therewith shall have been excluded, pursuant to resolutions validly passed by the corporate body (orgaan) of the Company duly authorised to do so;

l.

the pre-funded amounts paid for the Warrants constitute payment (volstorting) of the underlying Warrant Shares, such amounts at least being equal the aggregate nominal value of the underlying Warrant Shares, and such amounts shall have been paid in cash as provided for in the relevant Warrant Agreement and shall have been received and accepted by the Company ultimately upon the issuance of the relevant Warrant Shares and, where relevant, the Company shall have consented to payment in a currency other than Euro;

m.

the Warrants and the Option (i) have been validly granted as rights to subscribe for Ordinary Shares (rechten tot het nemen van aandelen), (ii) shall be in full force and effect upon being exercised and (iii) shall have been validly exercised in accordance with the terms of the Underwriting Agreement or the Warrants, as applicable.

n.

in respect of any payment (storting) on any Registered Shares to be satisfied by means of a set-off (verrekening), the Company shall have validly effected such set-off of a debt of the Company vis-à-vis the relevant subscriber for such Registered Shares against the Company’s claim on such subscriber to pay up such Registered Shares in full in accordance with Section 6:127 DCC, the Company shall have the authority to set off such debt vis-à-vis such claim and the amount payable by the Company under such debt shall be sufficient to pay up such Registered Shares in full by means of such set-off, in each at the moment when the relevant Registered Shares are issued; and

o.

no Registered Securities shall be offered to the public (aanbieden aan het publiek) in the Netherlands other than in conformity with the Prospectus Regulation, the PRIIPs Regulation and the rules promulgated thereunder.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a naamloze vennootschap.

Registered Shares

2.

Subject to receipt by the Company of payment in full for, or other satisfaction of the issue or exercise price for, the Registered Shares, and when issued by the Company and accepted by the acquiror(s) thereof, the Registered Shares shall be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.

Opinion 1 must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s board of directors, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.

Pursuant to Section 2:7 DCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Dutch Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

C.

Pursuant to Section 2:98c DCC, a company such as the Company may grant loans (leningen verstrekken) only in accordance with the restrictions set out in Section 2:98c DCC, and may not provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). It is generally assumed that a transaction entered into in violation of Section 2:98c DCC is null and void (nietig). Based on the content of the Reviewed Documents, we have no reason to believe that the Company or its subsidiaries will violate Section 2:98c DCC in connection with the issue of the Registered Shares. However, we cannot confirm this definitively, since the determination of whether a company (or a subsidiary) has provided security, has given a price guarantee or has otherwise bound itself, with a view to the subscription or acquisition by third parties of shares in its share capital or depository receipts, as described above, is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	rules relating to Insolvency Proceedings or similar proceedings under a foreign law and other rules affecting creditors’ rights generally;

b.

the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to insolvency practitioners and insolvency office holders in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Dutch Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation, Anti Money Laundering Laws and related legislation;

f.	any intervention, recovery or resolution measure by any regulatory or other authority or governmental body in relation to financial enterprises or their affiliated entities; and

g.

the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.

The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of an Ordinary Share shall not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such Ordinary Share.

F.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Company’s Form 6-K, as filed or to be filed with the SEC on 24 July 2025 and also consent to the reference to NautaDutilh in the Registration Statement and Prospectus Supplement under the caption “Legal Matters”. In giving this consent we do not admit or imply that we are a person whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“AGM Documents”

Each of the following:

a.   the notice to convene the Company’s annual general meeting on 28 June 2024 (the “Convening Notice”);

b.  the document containing the expanatory notes with respect to the Company’s annual general meeting held on 28 June 2024, as attached to the Convening Notice; and

c.   the signed minutes of the General Meeting, dated 28 June 2024.

“Anti Money Laundering Laws”	The European Anti-Money Laundering Directives, as implemented in the Netherlands in the Money Laundering and Terrorist Financing Prevention Act (Wet ter voorkoming van witwassen en financieren van terrorisme) and the Dutch Criminal Code (Wetboek van Strafrecht).

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

“Articles of Association”	The Company’s articles of association (statuten) as they read from time to time.

“Bankruptcy Code”	The Dutch Bankruptcy Code (Faillissementswet).

“Board”	The Company’s board of directors (bestuur).

“Commercial Register”	The Dutch Commercial Register (handelsregister).

“Company”	Pharvaris N.V., a public company with limited liability (naamloze vennootschap), registered with the Commercial Register under number 64239411.

“Corporate Documents”	The Deed of Incorporation, the Deed of Conversion, the Current Articles and the Resolutions.

“Current Articles”	The Articles of Association as they read as a consequence of the execution of the deed of amendment of the articles of association dated 6 March 2024.

“DCC”	The Dutch Civil Code (Burgerlijk Wetboek).

“Deed of Conversion”	The deed of conversion and amendment to the Articles of Association dated 5 February 2021.

“Deed of Incorporation”	The Company’s deed of incorporation (akte van oprichting) dated 30 September 2015.

“Deeds of Issue”	The draft deed of issue of the Offer Shares or Option Shares, as the case may be, prepared by us with references 82045253 M 57706923 and 82045253 M 57706909, respectively.

“eIDAS Regulation”	Regulation (EU) No 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing Directive 1999/93/EC.

“General Meeting”	The Company’s general meeting (algemene vergadering).

“Insolvency Proceedings”	Any insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended by Regulation (EU) 2021/2260 of the European Parliament and of the Counsel of 15 December 2021, listed in Annex A thereto and any statutory proceedings for the restructuring of debts (akkoordprocedure) pursuant to the Bankruptcy Code.

“NautaDutilh”	NautaDutilh N.V.

“the Netherlands”	The European territory of the Kingdom of the Netherlands and “Dutch” is in or from the Netherlands.

“Offer Shares”	8,250,000 Ordinary Shares.

“Offering”	The offering of Ordinary Shares and Warrants as contemplated by the Prospectus Supplement.

“Option”	The option to acquire Option Shares to be granted to the Underwriters pursuant to the Underwriting Agreement and the Resolutions.

“Option Shares”	Up to 1,312,500 Ordinary Shares or such lesser number of Ordinary Shares in respect of which the Option is exercised.

“Ordinary Shares”	Ordinary shares in the Company’s capital, with a nominal value of EUR 0.12 each.

“PRIIPs Regulation”	Regulation (EU) No 1286/2014 of the European Parliament and of the Council of 26 November 2014 on key information documents for packaged retail and insurance-based investment products (PRIIPs).

“Prospectus Regulation”	Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71/EC.

“Prospectus Supplement”	The prospectus supplement with respect to the Offering, supplementing the Registration Statement, as filed or to be filed with the SEC by the Company on 24 July 2025.

“Registered Securities”	Registered Shares and Warrants.

“Registered Shares”	The following Ordinary Shares: a. the Offer Shares; b. the Option Shares; and c. the Warrant Shares.

“Registration Statement”	The Company’s automatic shelf registration statement on Form F-3, which became effective automatically upon filing on 12 April 2024.

“Relevant Moment”	Each time when one or more Registered Securities are issued by the Company.

“Resolutions”

Each of the following:

a.   the written resolutions of the Board, dated 21 July 2025;

b.  the AGM Documents; and

c.   the written resolutions of the pricing committee established by the Board, dated 22 July 2025.

“Reviewed Documents”	Each Deed of Issue, the Warrant Agreements and the Underwriting Agreement.

“SEC”	The United States Securities and Exchange Commission.

“Underwriters”	The Underwriters, as defined in the Underwriting Agreement.

“Underwriting Agreement”	The underwriting agreement between the Company and the Underwriters in connection with the Offering, dated 22 July 2025.

“Warrant Agreement”	The form of pre-funded ordinary shares purchase warrant agreement to be entered into between the Company and certain investors, in the form reviewed by us.

“Warrant Shares”	Up to 500,000 Ordinary Shares underlying the Warrants issuable upon exercise of the Warrants in accordance with their terms.

“Warrants”	The pre-funded warrants for Ordinary Shares issuable by the Company pursuant to any Warrant Agreement.